UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2020

Revance Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36297	77-0551645
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7555 Gateway Boulevard, Newark, California, 94560
(Address, including zip code, of principal executive offices)

(510) 742-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RVNC	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 19, 2020, Revance Therapeutics, Inc. (the “Company”) and 1222 Demonbreun, LP (the “Landlord”) entered into an office lease agreement (the “Lease”) for office space and a marketing and experience center (the “Premises”). The Premises consists of 40,661 square feet in Nashville, Tennessee. The Premises is expected to serve as the Company’s new headquarters beginning in the first quarter of 2021. The Company intends to maintain its manufacturing facilities and offices at its Bay Area, California locations as well as its commercial offices in Orange County, California.
The Lease shall commence, subject to certain conditions, on June 1, 2021 (the “Commencement Date”). The Lease has a term of 150 months from the Commencement Date, and the Company has the option to extend the Lease for one seven-year term.
The Landlord has waived the Company’s base rent for the first six months following the Commencement Date. Following the six-month free rent period, the Company will pay base rent of approximately $114,000 for the next six-month period, payable in monthly installments. The rental rate per square foot and corresponding base monthly rental amount will increase at the end of the first 12 months of the Lease term and every 12 months thereafter. Beginning on the Commencement Date, the Company will also be required to pay Additional Rent in monthly installments, which will include its share of the Operating Expenses and Taxes and other applicable tax or levies imposed upon the rental. In addition, the Company will post a cash Security Deposit of approximately $198,000.
The Company will take possession of a temporary space (the “Temporary Premises”) on or about December 1, 2020 until the Premises are ready for occupation. Beginning on the earlier to occur of the date the Landlord delivers the Premises and 180 days after the execution date of the Lease, the Company will pay approximately $18,950 per month and its share of the Operating Expenses and Taxes while it occupies the Temporary Premises.
The Landlord will contribute an aggregate of $5 million toward tenant improvements. In connection with the Lease, the Company will maintain a letter of credit for the benefit of the Landlord in an initial amount of $2.2 million, which amount is subject to reduction over time. The Lease also contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of the Company.
The description of the Lease contained in this Current Report on Form 8-K (this “8-K”) does not purport to be complete and is qualified in its entirety by reference to the copy of the Lease, which is filed as Exhibit 10.1 to this 8-K and is incorporated by reference herein.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
As previously disclosed, on March 13, 2018, the Company entered into a Controlled Equity OfferingSM sales agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), as sales agent, pursuant to which the Company could offer and sell, from time to time, through Cantor Fitzgerald, shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $125.0 million.
On November 17, 2020, the Company delivered written notice to Cantor Fitzgerald to terminate the Sales Agreement pursuant to Section 12(b) thereof, which termination will be effective as of November 27, 2020.
The description of the Sales Agreement contained in this 8-K does not purport to be complete and is qualified in its entirety by reference to the copy of the Sales Agreement filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 13, 2018.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth under Item 1.01 of this 8-K is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Office Lease Agreement dated November 19, 2020
104	Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 20, 2020	Revance Therapeutics, Inc.

		By:	/s/ Tobin C. Schilke
Tobin C. Schilke
Chief Financial Officer